Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Paul Kellenberger and Erick DeOliveira, or any of them, as their true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign the zSpace, Inc. Annual Report on Form 10-K for the year ended December 31, 2024 (including, without limitation, amendments), and to file the same with all exhibits thereto, and all document in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE
/s/ Paul Kellenberger	Chief Executive Officer and Chairman	March 25, 2025
Paul Kellenberger	(Principal Executive Officer)

/s/ Pankaj Gupta	Director	March 26, 2025
Pankaj Gupta

/s/ Amit Jain	Director	March 26, 2025
Amit Jain

/s/ Joanna Morris	Director	March 27, 2025
Joanna Morris

/s/ Abhay Pande	Director	March 25, 2025
Abhay Pande

/s/ Angela Prince	Director	March 25, 2025
Angela Prince

/s/ Jane Swift	Director	March 25, 2025
Jane Swift